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                                                  [Lincoln Financial Group LOGO]

LAWRENCE A. SAMPLATSKY
ASSISTANT VICE PRESIDENT AND SENIOR COUNSEL
350 CHURCH STREET
HARTFORD, CT 06103-1106
TELEPHONE: (860) 466-3833
FACSIMILE: (860) 466-1778

April 24, 2008

U. S. Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549-0506

Re: Lincoln Life Flexible Premium Variable Life Account K ("Account") The Lincoln National Life Insurance Company
     File No. 033-76432; 811-08412; CIK: 0000920370
     Post-Effective Amendment Number 14, Form S-6, Rule 485(b)

Dear Sir or Madam:

As Assistant Vice President and Senior Counsel The Lincoln National Life Insurance Company ("Company"), I am familiar with the actions of the Board of Directors of the Company establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933 (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Certificate of Incorporation and the By-Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate. Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to Post-Effective Amendment No. 14 to said Registration Statement and to the reference to me under the heading "Experts" in said Registration Statement, as amended.

Very truly yours,


/s/ Lawrence A. Samplatsky
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Lawrence A. Samplatsky
Assistant Vice President and Senior Counsel